Exhibit 10

AMENDMENT TO THE SHARE EXCHANGE AGREEMENT

THIS AMENDMENT TO THE SHARE EXCHANGE AGREEMENT (this “Amendment”) is entered into as of February 2, 2009, by and between Montana Mining Corp. (the “Company”) which is a corporation incorporated pursuant to the laws of the State of Nevada, Produced Water Solutions, Inc. (“PWS”) which is a private company incorporated pursuant to the laws of the Province of Alberta, and the shareholders of PWS (the “Shareholders”), all of the above parties herein collectively referred to as the “Parties” or singularly as a “Party”.

WITNESSETH:
WHEREAS, the Company, PWS, and the Shareholders entered into a Share Exchange Agreement on November 20, 2008 (the “Agreement”) whereby the Company intends to acquire all of the outstanding shares of PWS from the Shareholders in exchange for an agreed upon number of shares of the Company’s common stock, whereby PWS will become a wholly-owned subsidiary of the Company; and

WHEREAS, in order to accommodate certain issues pertaining to the Agreement, the Parties desire to amend the Agreement to (i) increase the number of shares offered by the Company in exchange for the PWS shares; to (ii) extend the date for the Closing of the Agreement; to (iii) increase the number of shares to be offered by the Company as a Finder’s Fee; and to (iv) amend additional items throughout the Agreement consistent with the amendments recited hereto; and

WHEREAS, pursuant to Article VIII Section 1. of the Agreement titled Miscellaneous subtitled Amendment and Modification; Waiver the Parties hereto are permitted to amend the terms of the Agreement pursuant to a written instrument signed by all Parties; and

NOW, THEREFORE, in consideration of the foregoing recitals and subject to the terms and conditions herein contained, the Parties hereto agree as follows:

1.      Amendments. The Parties hereto agree to amend the Agreement as follows:

1.1     The Parties hereby agree to amend the second recital in its entirety as follows:

WHEREAS, the Company desires to acquire from the Shareholders, and the Shareholders desire to transfer to the Company, all of the PWS Shares in exchange for eight million (8,000,000) shares of $0.001 par value common stock of the Company (the “Company Shares”) to be distributed pro rata by the Company to the Shareholders; and

1.2     The Parties hereby agree to amend Article I Section 1.1.8 titled Definitions and Interpretations subtitled Defined Terms in its entirety as follows:

1.1.8 “Company Shares” means eight million (8,000,000) shares of $0.001 par value common stock of the Company.

1.3      The parties hereby agree to amend Article I Section 1.1.15 titled Definitions and Interpretations subtitled Defined Terms in its entirety as follows:

1.1.15 “Financial Statements” means the audited financial statements of PWS for the periods ending December 31, 2008 and December 31, 2007 together with unaudited three and six month interim statements for the period ended June 30, 2009 consisting of a balance sheet, income statements, statements of operations and notes, copies of which are attached hereto as Exhibit A.

1.4     The Parties hereby agree to amend Article II Section 2.1 titled Exchange of Shares subtitled Exchange in its entirety as follows:

2.1 Exchange. Upon and subject to the terms of this Agreement, the Company hereby agrees to issue and deliver the Company Shares, which consist of eight million (8,000,000) shares of common stock to the Shareholders on a pro rata basis, in exchange for the Shareholders agreement to assign, transfer and set over the PWS Shares, which consist of one hundred (100) shares or one hundred percent (100%) ownership of PWS, to the Company at the Closing.

1.5     The parties hereby agree to amend Article II Section 2.5 titled Exchange of Shares subtitled Closing in its entirety as follows:

2.5 Closing. The closing of the transaction contemplated hereby shall take place on or before July 17, 2009 (the “Closing”), subject to the approval of the Company’s stockholders and other pre-closing conditions.

1.6     The parties hereby agree to amend Article II Section 2.7 titled Exchange of Shares subtitled Finder’s Fee in its entirety as follows:

2.7 Finders’ Fee. The Company will issued eight hundred thousand (800,000) shares of the Company’s common stock, par value $0.001, to certain individuals or entities as consideration for introducing the respective parties and assisting in the due diligence process at Closing.

1.7     The parties hereby agree to amend Article III Section 3.1.22 titled REPRESENTATIONS AND WARRANTIES subtitled Conduct of Business - Changes in its entirety as follows:

3.1.22 Conduct of Business - Changes. After June 30, 2009:

1.8     The parties hereby agree to amend Article III Section 3.2.3 titled REPRESENTATIONS AND WARRANTIES subtitled Capitalization of the Company in its entirety as follows:

3.2.3 Capitalization of the Company. The authorized capital of the Company consists of five hundred million (500,000,000) common shares par value $0.001, of which seven million one hundred and forty six thousand three hundred and eighteen (7,146,318) common shares are issued and outstanding, and five million (5,000,000) preferred share par value $0.001, of which zero (0) preferred shares are issued and outstanding (the “Outstanding Shares”). The Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares or other securities in the capital of the Company except a debenture for $100,000 accruing interest at 10%, convertible into common shares at $0.05 a share, and there are no other contracts, commitments, agreements, understandings, arrangements or restrictions which require the Company to issue, sell or deliver any of its respective shares or other securities except a commitment to execute another debenture for $100,000 accruing interest at 10%, convertible into common shares at $0.10 a share, and the shares to be issued in connection with this Agreement. The Company’s Shares bear no restriction on transfer that would prohibit conveyance to the Shareholders.

Exhibit 10

2.     Conditions of Effectiveness. This Amendment shall become effective when the Company has received the counterparts of this Amendment, executed and delivered by PWS and the Shareholders.

3.      Representations and Warranties of the Company. In order to induce PWS and the Shareholders to enter into this Amendment, the Company hereby makes the following representations and warranties to PWS and the Shareholders:

3.1.     Corporate Power and Authorization. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Amendment.

3.2.     No Conflict. Neither the execution and delivery by the Company of this Amendment nor the consummation of the transactions contemplated or required hereby nor compliance by the Company with the terms, conditions and provisions hereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company or any law, regulation, order, writ, injunction or decree of any court or governmental instrumentality or any agreement or instrument to which the Company is a party or by which any of its properties is bound, or constitute a default thereunder or result in the creation or imposition of any lien.

3.3.     Authorization; Governmental Approvals. The execution and delivery by the Company of this Amendment and the consummation of the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action on the part of the Company and (ii) do not and will not require any authorization, consent, approval or license from or any registration, qualification, designation, declaration or filing with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.4.     Valid and Binding Effect. This Amendment has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

4.     Amendment to the Agreement. The Agreement is hereby, and shall henceforth be deemed to be, amended, modified and supplemented in accordance with the provisions hereof, and the respective rights, duties and obligations under the Agreement shall hereafter be determined, exercised and enforced under the Agreement, as amended, subject in all respects to such amendments, modifications, and supplements and all terms and conditions of this Amendment.

5.     Ratification of the Agreement. Except as expressly set forth in this Amendment, all agreements, covenants, undertakings, provisions, stipulations, and promises contained in the Agreement are hereby ratified, readopted, approved, and confirmed and remain in full force and effect.

6.     No Implied Waiver. The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver or modification of any provision of, or operate as a waiver of any right, power or remedy of the Parties under the Agreement or prejudice any right or remedy that the Parties may have or may have in the future under or in connection with the Agreement or any instrument or agreement referred to therein. The Parties acknowledge and agree that the representations and warranties contained in the Agreement and in this Amendment shall survive the execution and delivery of this Amendment and the effectiveness hereof.

7.     Multiple Counterparts. This Amendment may be executed in several counterparts, each of which will be deemed to be an original but all of which will constitute one in the same instrument. However, in enforcing any Party's rights under this Amendment it will be necessary to produce only one copy of this Amendment signed by the party to be charged. A signature sent by legible facsimile shall be deemed an original.

8.      Governing Law. This Amendment will be construed and enforced in accordance with and governed by the laws of the State of Utah, without reference to principles of conflicts of law. Each of the Party’s consent to the jurisdiction of the federal courts whose districts encompass any part of the State of Utah in connection with any dispute arising under this Amendment and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of such proceeding in such jurisdictions. Each of the Party’s hereby agree that if a Party to this Amendment obtains a judgment against it in such a proceeding, the Party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each Party to this Amendment irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party at its address set forth in the Agreement. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law.

IN WITNESS WHEREOF each of the Party’s hereto have executed this Agreement as of the date first set forth above.

Montana Mining Corp.

/s/ Ruairidh Campbell

By: Ruairidh Campbell

Chief Executive Officer

Produced Water Solutions, Inc.

/s/ Al Radford

By: Al Radford

President

Produced Water Solutions, Inc. Shareholders

Canadian Prestige Ltd.

/s/ Al Radford

By: Al Radford
Owner

Maple Leaf Development Corp.

/s/ Ken Weenink

By: Ken Weenink
Owner

/s/ Brian Gossen

Brian Gossen

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